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                                                                   EXHIBIT 12.01


                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                                                                          For the
                                                                                                                         Six Months
                                                                  For the Twelve Months Ended November 30                  Ended
                                                         -----------------------------------------------------------       May 31
                                                          1997         1998         1999         2000         2001          2002
                                                         -------      -------      -------      -------      -------      -------
Pre-tax earnings from continuing operations              $   937      $ 1,052      $ 1,631      $ 2,579      $ 1,748      $   876

Add: Fixed charges (excluding capitalized interest)       13,043       15,813       13,681       18,778       15,724        5,347
                                                         -------      -------      -------      -------      -------      -------

Pre-tax earnings before fixed charges                     13,980       16,865       15,312       21,357       17,472        6,223
                                                         =======      =======      =======      =======      =======      =======

Fixed charges:
       Interest                                           13,010       15,781       13,649       18,740       15,656        5,304
       Other (a)                                              41           47           71           57           78           51
                                                         -------      -------      -------      -------      -------      -------

       Total fixed charges                                13,051       15,828       13,720       18,797       15,734        5,355
                                                         -------      -------      -------      -------      -------      -------

Preferred stock dividend requirements                        109          124          174          195          192           95
                                                         -------      -------      -------      -------      -------      -------

Total combined fixed charges and preferred stock
dividends                                                $13,160      $15,952      $13,894      $18,992      $15,926      $ 5,450
                                                         =======      =======      =======      =======      =======      =======


RATIO OF EARNINGS TO FIXED CHARGES                          1.07         1.07         1.12         1.14         1.11         1.16

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS                                                 1.06         1.06         1.10         1.12         1.10         1.14

(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.